As filed with the Securities and Exchange Commission on April 20, 2016

Registration No. 333-129932

Registration No. 333-172423

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-8

Registration Statement No. 333-129932

Post-Effective Amendment No. 1

To

Form S-8

Registration Statement No. 333-172423

Under Armour, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	52-1990078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1020 Hull Street

Baltimore, Maryland 21230

(Address of Principal Executive Offices) (Zip Code)

Under Armour, Inc. Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan, as amended

(Full Title of the Plan)

Lawrence Molloy

Executive Vice President and Chief Financial Officer

Under Armour, Inc.

1020 Hull Street

Baltimore, Maryland 21230

(410) 454-6428

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

John P. Stanton

Senior Vice President, General Counsel and Secretary

Under Armour, Inc.

1020 Hull Street

Baltimore, Maryland 21230

(410) 454-6428

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE – PARTIAL DE-REGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to (1) the Registration Statement on Form S-8 (Registration No. 333-129932) filed by Under Armour, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on November 23, 2005 pertaining to the registration of 10,800,000 shares of Class A common stock, par value $0.0003 1/3 per share (“Class A common stock”), issuable under the Under Armour, Inc. Second Amended and Restated 2005 Omnibus Long-Term Incentive Plan (as amended and restated from time to time, the “2005 Omnibus Incentive Plan”), and (2) the Registration Statement on Form S-8 (Registration No. 333-172423) filed by the Company with the Commission on February 24, 2011 pertaining to the registration of 29,200,000 shares of Class A common stock issuable under the 2005 Omnibus Incentive Plan (such registration statements, the “Registration Statements”).

Effective as of April 7, 2016, the 2005 Omnibus Incentive Plan was amended to reduce the total number of shares of Class A common stock issuable under the 2005 Omnibus Incentive Plan by 10,000,000 (the “Excess Shares”). As a result, the Company is filing this Post-Effective Amendment No. 1 to de-register the Excess Shares. Following this Post-Effective Amendment, a total of 30,000,000 shares of Class A common stock will remain registered on the Registration Statements.

The foregoing numbers reflect (1) a 2-for-1 split of the Company’s Class A common stock and Class B common stock, par value $0.0003 1/3 per share (the “Class B common stock”), effected as a common stock dividend paid on July 9, 2012 and (2) a 2-for-1 split of the Company’s Class A common stock and Class B common stock effected as a common stock dividend paid on April 14, 2014. As a result of these stock splits, every share of the Company’s pre-split Class A common stock originally registered on the Registration Statements was converted into four shares of post-split Class A common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a post-effective amendment on Form S-8 and has duly caused this post-effective amendment to its registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, State of Maryland, on this 20th day of April, 2016.

UNDER ARMOUR, INC.

By:	/s/ Kevin A. Plank
	Name:	Kevin A. Plank
	Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin A. Plank	Chairman of the Board and Chief Executive Officer	April 20, 2016
Kevin A. Plank	(Principal Executive Officer)

/s/ Lawrence Molloy	Chief Financial Officer	April 20, 2016
Lawrence Molloy	(Principal Accounting and Financial Officer)

*	Director	April 20, 2016
Byron K. Adams, Jr.

	Director	April 20, 2016
George W. Bodenheimer

*	Director	April 20, 2016
Douglas E. Coltharp

	Director	April 20, 2016
Anthony W. Deering

	Director	April 20, 2016
Karen W. Katz

*	Director	April 20, 2016
A.B. Krongard

*	Director	April 20, 2016
William R. McDermott

	Director	April 20, 2016
Eric T. Olson

*	Director	April 20, 2016
Harvey L. Sanders

*	By:	/s/ Kevin A. Plank
		Name:	Kevin A. Plank
		Title:	Attorney in Fact